Exhibit 10.34

Kemper Corporation 2009 Performance Incentive Plan

MULTI-YEAR INCENTIVE AWARD AGREEMENT

This MULTI-YEAR INCENTIVE AWARD AGREEMENT (“Agreement”) is made as of this ______ day of ___________, 2___ (“Grant Date”) between [EMPLOYER NAME] (the “Company”), and «name» (the “Award Holder”).

SIGNATURES

As of the date set forth above, the parties have accepted the terms of this Agreement by signing this Agreement by an electronic signature, and each party agrees that such signature shall not be denied legal effect, validity or enforceability solely because it was submitted or executed electronically.

COMPANY                PARTICIPANT

By: [E-SIGNATURE] _______________________
Name & Title            «name»

RECITALS

A.    The Compensation Committee of the Board of Directors of Kemper Corporation (the “Committee”) has adopted the 2009 Performance Incentive Plan, including any and all amendments to date (the “Plan”).

B.    The Plan provides for the granting of annual and multi-year incentive awards to selected employees of Kemper Corporation or any of its affiliates.

NOW, THEREFORE, the parties hereto agree as follows:

1.    Grant. The Company grants to the Award Holder a multi-year incentive award on the terms and conditions hereinafter set forth (the “Award”), subject to the provisions set forth on Exhibit A.

2.    Vesting and Forfeiture.

(a)    Performance Period. The Performance Period (the “Performance Period”) for this Award shall be the period set forth on Exhibit A. Subject to the forfeiture and early vesting provisions referenced in Section 2(b) below, the Award will vest on the last day of the Performance Period only to the extent set forth and in

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accordance with the terms of Exhibit A with regard to the performance condition(s) referenced therein.

(b)    Forfeiture or Early Vesting upon Retirement, Death, Disability or Other Events. During the Performance Period, the Award may be subject to forfeiture or early vesting upon the termination of the Award Holder’s employment due to retirement, death, disability or other events as provided in Section (d) below, or as otherwise provided in accordance with the provisions of Articles 6 or 11 of the Plan, which are incorporated in and made a part of this Agreement.

(c)     Certain Definitions.
(i) “Service” means that the Award Holder is employed by the Company or an Affiliate.
(ii) “Retirement Eligible” means that the Award Holder has either attained age 60 and completed 10 years of Service as an Employee or attained age 65 and completed 5 years of Service as an Employee.
(d)     Retirement Eligible. (i) Except as otherwise provided in (d)(ii), if the Award Holder is Retirement Eligible but not in Service on the last day of the Performance Period (“Vesting Date”), a payout of the Award shall be due, to the extent earned, based upon the actual results relative to the applicable performance goal(s) for such Award for the original Performance Period, but reduced on a pro-rata basis by multiplying the amounts that would have been payable under the Award for the original Performance Period by a fraction, the numerator of which is the number of full months in the Performance Period during which the Participant was an active Employee and the denominator of which is the total number of months in the original Performance Period. A partial month worked shall be counted as a full month if the Participant was an active Employee for fifteen (15) days or more in that month. The Award shall be paid, in cash, as soon as practicable after the completion of the original Performance Period when Award payouts are made to active Employees (but in no event later than March 15 of the calendar year immediately following the end of the Performance Period).
(ii) If, on or prior to the Vesting Date, as defined in (d)(i) above, the Award Holder is Retirement Eligible and either (A) becomes an employee of a competitor of the Company or any of its Affiliates or otherwise engages in any activity that is competitive with the Company or any of its Affiliates, as determined by the Company in its sole discretion, or (B) the Award Holder’s Service is terminated for Substantial Cause, then the Award shall be forfeited to the Company.
3.    Withholding of Taxes; Section 409A. The Company shall withhold from any payouts under the Award the amounts the Company is required to withhold to satisfy any applicable tax withholding requirements based on minimum statutory withholding rates for federal and state tax purposes, including any payroll taxes. The Company intends that the Award hereunder shall either be exempt from the application of, or compliant with, the requirements of Section 409A and this Award Agreement shall be interpreted and administered in accordance with such intent. In no event shall the Company and/or its Affiliates be liable for any tax,

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interest or penalties that may be imposed on the Award Holder (or the Award Holder’s estate) under Section 409A.

4.    No Assignment or Other Transfer. Neither this Agreement, the Award or any rights and privileges granted hereby may be transferred, assigned, pledged or hypothecated in any way, whether by operation of the law or otherwise, except by will or the laws of descent and distribution. Without limiting the generality of the preceding sentence, no rights or privileges granted hereby may be assigned or otherwise transferred to the spouse or former spouse of the Award Holder pursuant to any divorce proceedings, settlement or judgment. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Agreement, the Award or any other rights or privileges granted hereby contrary to the provisions hereof shall be null and void and of no force or effect.

5.    Participation by Award Holder in Other Company Plans. Nothing herein contained shall affect the right of the Award Holder to participate in and receive benefits under and in accordance with the then current provisions of any retirement plan or employee welfare benefit plan or program of the Company or of any subsidiary or affiliate of the Company, subject in each case, to the terms and conditions of any such plan or program.

6.    Not an Employment or Service Contract. Nothing herein contained shall be construed as an agreement by the Company or any of its subsidiaries or affiliates, expressed or implied, to employ the Award Holder, to restrict the right of the Company or any of its subsidiaries or affiliates to discharge the Award Holder or to modify, extend or otherwise affect in any manner whatsoever, the terms of any employment agreement which may exist between the Award Holder and the Company or any of its subsidiaries or affiliates.

7.    Agreement Subject to Award Plan. The Award hereby granted is subject to, and the Company and the Award Holder agree to be bound by, all of the terms and conditions of the Plan, as the same may be amended from time to time hereafter in accordance with the terms thereof, but no such amendment shall adversely affect the Award Holder's rights under this Agreement without the prior written consent of the Award Holder. To the extent that the terms or conditions of this Agreement conflict with the terms or conditions of the Plan, the Plan shall govern.

8.    Arbitration. Notwithstanding the terms of any other agreement in effect between the parties, all disputes related to this Agreement or any RSUs granted hereunder shall be submitted to final and binding arbitration with the American Arbitration Association (“AAA”) pursuant to the AAA Employment Arbitration Rules and Mediation Procedures (“AAA Rules”) as amended from time to time. A copy of the AAA Rules is available to the Award Holder upon written request to the Company’s Director of Human Resources at One East Wacker Drive, Chicago, Illinois 60601 (or such other address as the Company may specify from time to time), or may be obtained online at: www.adr.org.
To initiate arbitration, either party must file a Demand for Arbitration (“Demand”) in the manner described in the AAA Rules. After a Demand has been filed and served, either party may request that the dispute initially be mediated pursuant to the AAA Rules, in which event such dispute shall be mediated. If mediation does not fully resolve the dispute or if neither party requests mediation, then the matter will be subject to arbitration before a single arbitrator who

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shall have the power to award any types of legal or equitable relief (other than punitive damages) available in a court of competent jurisdiction, including, but not limited to, attorneys’ fees and costs, and all defenses that would be applicable in a court of competent jurisdiction shall be available. Unless provided otherwise in the arbitrator’s award, each party will pay its own attorneys’ fees and costs. To the extent required by law or the AAA Rules, all administrative costs of arbitration (including reimbursement of filing fees) and the fees of the arbitrator will be paid by the Company. The parties agree that no class action proceedings (or joinder or consolidation with claims of any other person) may be brought in connection with this Agreement without the written consent of both parties.

9.    Governing Law. This Agreement and any disputes hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without application of its conflicts of laws principles, and the Federal Arbitration Act.

10.    Miscellaneous. This Agreement, together with the Plan, is the entire agreement of the parties with respect to the Award granted hereby and may not be amended except in a writing signed by both the Company and the Award Holder. If any provision of this Agreement is deemed invalid, it shall be modified to the extent possible and minimally necessary to be enforceable, and, in any event, the remainder of this Agreement will be in full force and effect.

<ADD THE NEXT SECTION FOR ALL GRANTS TO ALL EXECUTIVE OFFICERS OF THE COMPANY>

11.    Clawbacks. Notwithstanding the terms regarding vesting and forfeiture or any other provision set forth in this Agreement, including (but not limited to) Section 2 above, the rights, payments, and benefits with respect to this Award are subject to reduction, cancellation, forfeiture, or recoupment by the Company if and to the extent required by applicable law, regulation of the Securities and Exchange Commission, or rule or listing requirement of the New York Stock Exchange (collectively “Applicable Requirements”) in connection with an accounting restatement or under such other circumstances as specified in the Applicable Requirements. Any action taken by the Company under this provision shall be made pursuant to the Committee’s determination, which shall be final, binding and conclusive.

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[CORPORATE VERSION]

Exhibit A

To Multi-Year Incentive Award Agreement
Kemper Corporate – ___% Management Group

Overview: This Exhibit A sets forth the terms that will determine the amount of the cash payout, if any, that the Award Holder may be entitled to receive pursuant to the Award based on the outcome of the applicable performance measures over the Performance Period.
Performance Period: January 1, ____ through December 31, ____

Target Bonus Percentage	Weighting based on Corporate Performance Measures
__%	100%

Target Bonus Percentage: The applicable Target Bonus Percentage for the Award is set forth in Table 1 above. The Target Bonus Percentage is expressed as a percentage of the Award Holder’s Base Salary, as defined herein.
Base Salary: Base Salary shall be calculated by computing a simple average of the Award Holder’s annual base salary in effect as of April 1 during each year of the Performance Period.
Performance Measures: The performance measures applicable to this Award are consolidated Revenue Growth (weighted 20%) and Return on Equity (weighted 80%), as defined herein. The applicable performance measures are shown in the attached Performance Grids, which shows Return on Equity on the X axis and Revenue Growth on the Y axis.

Revenue Growth: Revenue Growth (weighted 20%) is defined as the three-year compound annual growth rate, calculated as [(A/B)^(1/3)-1], where A = Total Revenues excluding Net Realized Gains on Sales of Investments and Net Impairment Losses Recognized in Earnings (“Net Realized Investment Gains or Losses”) as reported in the ____ Kemper Annual Report on Form 10-K (“Annual Report”) and B = Total Revenues excluding Net Realized Investment Gains or Losses as reported in the ____ Annual Report.

Return on Equity: Return on Equity (weighted 80%) is defined as the return on average shareholders’ equity, which shall be computed by dividing the sum of GAAP Net Income as reported in the Annual Reports for each of the three years in the Performance Period by the sum of the Average Shareholders’ Equity for each of the three years. Average Shareholders’ Equity is defined as the simple average of Total Shareholders’ Equity as reported in the Annual Reports for the beginning and end of year for each year in the Performance Period. This will incorporate any adjustments made to applicable operating segment results for variances from estimated catastrophe losses and loss adjustment expenses in accordance with the “CAT Loss Collar” approved by the Compensation Committee.

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Target Multiplier: At the end of the Performance Period, the Award Holder will be assigned a Target Multiplier, which is derived from the attached Performance Grids based on the outcome of the performance measures.
Threshold and Maximum Target Multiplier Levels: Threshold and maximum Target Multiplier levels for the Award are incorporated into the attached Performance Grids. The threshold Target Multiplier level is set at 25%, below which no payout will be made, and the maximum Target Multiplier level is set at 200%.
Award Percentage: The Target Multiplier will be applied against the Award Holder’s Target Bonus Percentage to determine the Award Percentage for the Award Holder.
Award Calculation: The determination of the amount of the payout, if any, under the Award will be calculated by multiplying the Award Holder's Award Percentage by the Award Holder's Base Salary. The calculation formulas are illustrated below.
Target Multiplier * Award Holder’s applicable Target Bonus Percentage = Award Percentage
Award Percentage * Base Salary = Final Cash Award payable under the Plan
Illustrative Example: Below is an illustrative example of a calculation for a potential payout under the Award for a sample participant with a Base Salary of $100,000 and a Target Bonus Percentage of 50%.

Table 2 Illustrative Example
Example of Individual Target Bonus Percentage from Table 1	Example of Target Multiplier interpolated from Performance Grids	Example of Total Award Percentage (AxB)	Example of Base Salary	Example of Estimated final Cash Award payable under the Plan (CxD)
A	B	C	D	E
50.0%	120%	60%	$100,000	$60,000

Interpretations and Decisions Related to Award Calculations and Determinations:

(i)
Interpretations.   The Company shall have the reasonable discretion to interpret or construe ambiguous, unclear or implied terms applicable to this Award Agreement, and to make any findings of fact necessary to make a calculations or determination hereunder; and

(ii)
Disagreements.     A decision made in good faith by the Company shall govern and be binding in the event of any dispute regarding a method of calculation of performance or a determination of vesting or forfeiture in connection with this Award.

Adjustments: This Award may be adjusted by the Compensation Committee of the Kemper Corporation Board of Directors, or by the Kemper Corporation’s Chief Executive Officer in accordance with the terms of the Plan, including without limitation, Sections 5.4, 5.5 and 12.2.

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